Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trio-Tech International

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity(2)	Common Stock, no par value, to be issued under the 2017 Director Equity Incentive Plan	Rule 457(c) and Rule 457(h)	300,000	(2)	$5.005	(3)	$1,501,500	(3)	0.00014760	$221.62

	Total Offering Amounts						$1,501,500			$221.62
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$221.62

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

This Form S-8 registers 300,000 additional shares of common stock, no par value (“Common Stock”), issuable pursuant to the Company’s 2017 Director Equity Incentive Plan (the “Plan”). The Company previously registered an aggregate of 600,000 shares of Common Stock issuable under the Plan on the Registration Statements on Form S-8 filed on February 8, 2018 (File No. 333-222920) and February 8, 2021 (File No. 333-252841).

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance under the Plan are based on the average of the high and the low price of Registrant’s common stock as reported on the New York Stock Exchange American on January 5, 2024, which date is within five business days prior to filing this Registration Statement.